UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOBLE VICI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1772663
(State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

Raffles Place, #33-02

One Raffles Place Tower One

Singapore 048616
(Address of principal executive offices)

Consulting Agreement dated October 8, 2019 between Noble Vici Group, Inc. and Jenny Chen-Drake

(Full Title of Plan)

Eldee Tang, Chief Executive Officer,

Raffles Place, #33-02, One Raffles Place Tower One, Singapore 048616

(Name and address of agent for service)

+65 6491 7998

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Jenny Chen-Drake, Esq.

Chen-Drake Law

8491 Sunset Boulevard, Suite 368

West Hollywood, CA 90069

Telephone: (310) 358-0104

Facsimile: (888) 896-7763

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “ emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share (3)	100,000	$2.00	$200,000	$25.96

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Noble Vici Group, Inc., a Delaware corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Estimated in accordance with Rule 457(a) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the amount of securities to be registered multiplied by the proposed maximum offering price per unit.

(3)	Represents shares issuable in connection with the consulting agreement between the registrant and Jenny Chen-Drake dated October 8, 2018.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 8, 2019

EXPLANATORY NOTE

This Registration Statement is being filed by Noble Vici Group, Inc. (the “Company”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register 100,000 shares of the Company’s common stock, par value $0.0001 per share, the amount of shares issuable under the Consulting Agreement between the Company and Jenny Chen-Drake (the “Consulting Agreement”, and the recipient, the “Consultant”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

The Company will provide the Consultant with documents that contain information related to the Consulting Agreement, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

We will provide to the Consultant a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Sin Chi Yip

Raffles Place, #33-02

One Raffles Place Tower One

Singapore 048616

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Consultant has sold all of the shares offered hereby or such shares have been deregistered.

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The following documents filed with the SEC are incorporated herein by reference:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended March 31, 2019, as filed with the Commission on July 15, 2019, and the amendment to such annual report on Form 10-K, as filed with the Commission on July 15, 2019;
(b)	The Company's quarterly report on Form 10-Q, as filed with the Commission on August 14, 2019;
(c)	The Company's current report on Form 8-K, as filed with the Commission on August 30, 2019;
(d)	The Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on September 18, 2019;
(e)	The description of the Company’s common stock contained in the Company's Registration Statement on Form S-1, Amendment No. 7, as filed with the Commission on April 26, 2011, as such description is updated on the Company’s current report on Form 8-K, as filed with the Commission on August 8, 2018.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4

Description of Securities.

Not Applicable.

Item 5.

Interests of Named Experts and Counsel.

Chen-Drake Law will pass upon the validity of the common stock being registered. Attorneys employed by this law firm are entitled to receive 100,000 shares of common stock issuable pursuant to the Consulting Agreement between the Company and Jenny Chen-Drake, a partner of Chen-Drake Law, which shares are being registered pursuant to this Registration Statement.

Item 6.

Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

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Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

The Company’s amended and restated certificate of incorporation provides that its directors shall not be liable to it or to its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain limited exceptions. In addition, the Company’s amended and restated certificate of incorporation provides that it shall be entitled to indemnify its directors and officers to the maximum extent permitted by the laws of the State of Delaware.

The Company intends to enter into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought. The indemnification provisions in the Company’s amended and restated certificate of incorporation, bylaws and the indemnification agreements to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company expects to carry liability insurance for its directors and officers in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or person controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

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Item 8.

Exhibits.

Exhibit No.	Description

5.1	Opinion of Chen-Drake Law

10.1	Consulting Agreement dated October 8, 2019 between Noble Vici Group, Inc. and Jenny Chen-Drake

23.1	Consent of HKCM CPA & Co.

23.2	Consent of Chen-Drake Law (filed as part of Exhibit 5.1)

Item 9.

Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Singapore on October 8, 2019.

NOBLE VICI GROUP, INC.

By:	/s/ Eldee Wai Chong Tang
Eldee Wai Chong Tang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Eldee Wai Chong Tang	Chief Executive Officer, Chief Financial Officer, and Member of the Board (Principal Executive Officer and Principal Financial Officer)	October 8, 2019
Eldee Wai Chong Tang
/s/ Sin Chi Yip	Chief Corporate Officer and Secretary	October 8, 2019
Sin Chi Yip

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